As filed with the Securities and Exchange Commission on November 5, 2004

Registration No. 333-118888

SECURITIES AND EXCHANGE COMMISSION

Amendment No. 2

to
Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Indus International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3273443 (I.R.S. Employer Identification No.)

3301 Windy Ridge Parkway

Atlanta, Georgia 30339
(770) 952-8444
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Adam V. Battani

Vice President and General Counsel
Indus International, Inc.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339
(770) 952-8444
(Name, address, including zip code, and telephone number
including area code, of agent for service)

The Commission is requested to send copies of all communications to:

William Scott Ortwein

Alston & Bird LLP
1201 W. Peachtree Street
Atlanta, Georgia 30309-3424

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION — DATED NOVEMBER 5, 2004

PROSPECTUS

14,587,544 Shares

Indus International, Inc.

Common Stock

        This prospectus relates to the offer and sale by the Selling Stockholders named herein of 14,587,544 shares of common stock of Indus International, Inc. The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on the Nasdaq National Market or in private transactions using any of the methods described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholders.

      Our common stock is traded on the Nasdaq National Market under the symbol “IINT.” On November 4, 2004, the last sales price for the shares of our common stock as reported on the Nasdaq National Market was $1.70 per share.

       See “Risk Factors” beginning on page 2 of this prospectus for certain considerations relevant to an investment in our common stock.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

SUMMARY

      Indus International, Inc. develops, licenses, implements, supports, and hosts service delivery management, or “SDM,” solutions, which help clients in a broad array of industries optimize the management of their customers, assets, workforce, spare parts inventory, tools, and documentation in order to maximize performance and customer satisfaction while reducing operating expenses. Our software solutions consist of three primary suites: Indus Customer Suite, Indus Asset Suite and Indus Service Suite. These software products, along with our service offerings, enable our clients to reduce costs, increase production capacity and competitiveness, improve service to their customers, facilitate billing for services, and ensure regulatory compliance. Historically, our solutions have been focused on asset management, and more recently on customer management. Through our acquisitions of best-in-class customer relationship management software in March 2003 and field service management software in January 2004, we believe we are the first company to offer comprehensive suites of world-class customer, asset, and field service management solutions, which we market and sell as our SDM solutions.

      As of September 30, 2004, our software solutions have been licensed for use by more than 400 companies, representing diverse industries, including utilities, manufacturing, chemical, oil and gas, pulp and paper, telecommunications, government, education, transportation, and consumer packaged goods. Clients include industry leaders such as Bayer Rubber, Inc., British Energy Plc., Duke Energy Corporation, Dell USA L.P. (an affiliate of Dell Inc.), Deutsche Telekom AG, GE Plastics and GE Power Systems (which are operating units of the General Electric Company), Electric Power Development Company Limited (also known as JPower), Progress Energy Service Company LLC, Shaw Industries, Inc., Smurfit-Stone Container Corporation, The Kroger Co., Tokyo Electric Power Company, and Xcel Energy Services, Inc.

      Our principal executive offices are located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, and our telephone number at that location is (770) 952-8444. For additional information regarding us and our business, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

      On August 24, 2004, our largest stockholder, Warburg, Pincus Investors, L.P., sold 14,587,544 shares of our common stock to the Selling Stockholders pursuant to a Securities Purchase Agreement dated August 19, 2004, among Warburg, Pincus Investors, L.P., Warburg, Pincus Investors Liquidating Trust, the Selling Stockholders, and us. In the Securities Purchase Agreement, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares held by the Selling Stockholders for resale. The shares purchased by the Selling Stockholders pursuant to the Securities Purchase Agreement contain transfer restrictions and are not freely tradable in the public market until this registration statement has been declared effective by the Commission, at which time the Selling Stockholders may, but are not required to, freely sell the shares. This prospectus is a part of that registration statement.

RISK FACTORS

Our operating results have fluctuated in the past and may continue to fluctuate significantly from quarter-to-quarter which could negatively affect our results of operations and our stock price.

      Our operating results have fluctuated in the past, and our results may fluctuate significantly in the future. Our operating results may fluctuate from quarter-to-quarter and may be negatively affected as a result of a number of factors, including:

•	the relatively long sales cycles for our products;

•	the variable size and timing of individual license transactions and services engagements;

•	delays associated with product development, including the development and introduction of new products and new releases of existing products;

•	delays in maintenance renewals or non-renewals or cancellations of maintenance services;

•	the development and introduction of new operating systems and/or technological changes in computer systems that require additional development efforts;

•	our success in, and costs associated with, developing, introducing and marketing new products;

•	changes in the proportion of revenues attributable to license fees, hosting fees and services;

•	personnel changes, including changes in our management;

•	changes in the level of operating expenses;

•	software defects and other product quality problems and the costs associated with solving those problems; and

•	successful completion of customer funded development.

      Changes in operating expenses or variations in the timing of recognition of specific revenues resulting from any of these factors can cause significant variations in operating results from quarter-to-quarter and may in some future quarter result in losses or have a material adverse effect on our business or results of operations.

If we are unable to achieve consistent profitability and become cash flow positive in the near future, our business and long-term prospects may be harmed.

      We generated a net loss of $12.1 million in the six months ended September 30, 2004 and used cash of $9.0 million in operating activities during the same period. For the fiscal year ended March 31, 2004, we generated a net loss of $12.0 million and used cash of approximately $3.8 million in operating activities during the same period. If we are unable to achieve and maintain consistent profitability or produce positive cash flow from operations in the near future it will negatively affect our capacity to implement our business strategy and may require us to take actions in the short-term that will impair the long-term prospects of our business. If we are unable to achieve and maintain consistent profitability or produce positive cash flow from operations in the near future, it may also result in liquidity problems and impair our ability to finance our continuing business operations on terms that are acceptable to us. Further, we may need to enter into financing transactions that are dilutive to our stockholders’ equity ownership in our company.

If the market for service delivery management solutions does not grow as anticipated or if our service delivery management solutions are not accepted in the market, we may not be able to grow our business.

      The market for service delivery management solutions is an emerging market. If customers’ demand in this emerging market does not grow as anticipated or if our service delivery management solution is not accepted in the marketplace, then we may not be able to grow our business.

If the market does not accept our new products and enhancements or upgrades to our existing products that we launch from time to time, our operating results and financial condition would be materially adversely affected.

      From time to time, we acquire new products, launch new products, and release enhancements or upgrades to existing products. For example, in March 2004, we released a new version of our asset suite. In January 2004, we acquired our service suite software from Wishbone Systems, Inc., or “Wishbone”, which forms a part of our service delivery management offering. There can be no assurance that any of our new or enhanced products will be sold successfully or that they can achieve market acceptance. Our future success with these products and other next generation product offerings will depend on our ability to accurately determine the functionality and features required by our customers, as well as the ability to enhance our products and deliver them in a timely manner. We cannot predict the present and future size of the potential market for our next generation of products, and we may incur substantial costs to enhance and modify our products and services in order to meet the demands of this potential market.

Demand for our asset suite and customer suite solutions may grow slowly or decrease in upcoming quarters, which may impair our business and could materially adversely affect our results of operations and financial condition.

      Overall demand for our asset suite and customer suite solutions in general may grow slowly or decrease in upcoming quarters and years because of unfavorable general economic conditions, decreased spending by companies in need of our solutions or otherwise. This may reflect the capital spending environment generally, a saturation of the market for asset management and customer management software generally, as well as deregulation and retrenchments affecting the way companies purchase our software. To the extent that there is a slowdown in the overall market for our solutions, our business, results of operations, and financial condition are likely to be materially adversely affected.

If we experience delays in product development or the introduction of new products or new versions of existing products, our business and sales will be negatively affected.

      We have, in the past, experienced delays in product development that have negatively affected our relationships with existing customers and have resulted in lost sales of our products and services to existing and prospective customers and our failure to recover our product development costs. There can be no assurance that we will not experience further delays in connection with our current product development or future development activities. If we are unable to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, our business, operating results, and financial condition will be materially and adversely affected. Because we have limited resources, we must effectively manage and properly allocate and prioritize our product development efforts and our porting efforts relating to newer products and operating systems. There can be no assurance that these efforts will be successful or, even if successful, that any resulting products or operating systems will achieve customer acceptance.

Delays in implementation of our software or the performance of our services may negatively affect our business.

      Following license sales to new customers, the implementation of our products and their extended solutions generally involves a lengthy process, including customer training and consultation. In addition, we are often engaged by our customers for other lengthy services projects. A successful implementation or other services project requires a close working relationship between us, the customer and, if applicable, third-party consultants and systems integrators who assist in the process. These factors may increase the costs associated with completion of any given sale increase the risks of collection of amounts due during implementation or other services projects, and increase risks of cancellation or delay of such services projects. Delays in the completion of a product implementation or with any other services project may require that the revenues associated with such implementation or project be recognized over a longer period than originally anticipated, or may result in disputes with customers regarding performance by us and payment by the customers. Such delays have caused, and may in the future cause, material fluctuations in our operating results. Similarly, customers may typically cancel implementation and other services projects at any time without penalty, and any such cancellation could have a material adverse effect on our business or results of operations. Because our expenses are relatively fixed, a small variation in the timing of recognition of specific revenues can cause significant variations in operating results from quarter-to-quarter and may in some further quarter result in losses or have a material adverse effect on our business or results of operations.

We have experienced significant change in our executive management team and the current executive management team has only begun to work together.

      We have experienced significant change in our executive management team in 2004. In February 2004, Gregory Dukat was promoted to Chief Executive Officer and John Gregg was promoted to Executive Vice President of Field Operations. In June 2004, we appointed Thomas Williams as our new Chief Financial Officer. In July 2004, we hired Dave Henderson as our Vice President of Global Professional Services. In September 2004, Thomas Madison ceased to be our executive officer, although he will continue as Chairman of the Board in a non-employee capacity. The current executive management team has only recently begun to work together, and they may be unable to integrate and work effectively as a team. There are no assurances that we will be able to motivate and retain the current executive management team or that they will be able to work together effectively. If we lose any member of our executive management team or they are unable to work together effectively, our business, operations and financial results could be adversely affected.

Our success depends upon our ability to attract and retain key personnel.

      Our future success depends, in significant part, upon the continued service of our key technical, sales and senior management personnel, as well as our ability to attract and retain new personnel. Competition for qualified sales, technical and other personnel is intense, and there can be no assurance that we will be able to attract, assimilate or retain additional highly qualified employees in the future. Our ability to attract, assimilate and retain key personnel may be adversely impacted by the fact that we have reduced our work force by approximately 20% during the six months ended September 30, 2004 and that, in order to reduce our operating expenses, we have generally not increased wages or salaries over the last several years. If we are unable to offer competitive salaries and bonuses, our key technical, sales and senior management personnel may be unwilling to continue service for us, and it may be difficult for us to attract new personnel. If we were unable to hire and retain personnel, particularly in senior management positions, our business, operating results and financial condition would be materially adversely affected. Further additions of new personnel and departures of existing personnel, particularly in key positions, can be disruptive and have a material adverse effect on our business, operating results and financial condition.

Our failure to realize the expected benefits of our recent restructurings, including anticipated cost savings, could result in unfavorable financial results.

      Over the last several years we have undertaken several internal restructuring initiatives. For example, during the six months ended September 30, 2004, we restructured business activities by eliminating approximately 140 positions and consolidating office space in Atlanta, Georgia and San Francisco, California, wherein certain functions were transferred from these locations to Company-owned office buildings in Columbia, South Carolina. These types of internal restructurings have operational risks, including reduced productivity and lack of focus as we terminate some employees and assign new tasks and provide training to other employees. In addition, there can be no assurance that we will achieve the anticipated cost savings from these restructurings and any failure to achieve the anticipated cost savings could cause our financial results to fall short of expectations and adversely affect our financial position.

      We have taken charges for restructuring of $10.2 million in 2001, $8.2 million in 2002, $2.2 million in the three-month transition period ended March 31, 2003, $44,000 in the fiscal year ended March 31, 2004 and $12.4 million in the six months ended September 30, 2004. There can be no assurance that additional charges for restructuring expenses will not be required in future periods. Significant future restructuring charges could cause financial results to be unfavorable.

Our business may suffer from risks associated with growth and acquisitions, including the acquisition of Wishbone.

      All acquisitions, including the Wishbone acquisition, involve specific risks. Some of these risks include:

•	the assumption of unanticipated liabilities and contingencies;

•	diversion of our management’s attention;

•	inability to achieve market acceptance of acquired products; and

•	possible reduction of our reported asset values and earnings because of:

•	goodwill impairment;

•	increased interest costs;

•	issuances of additional securities or debt; and

•	difficulties in integrating acquired businesses and assets.

      As we grow and attempt to integrate any business and assets that we may acquire, including those in the Wishbone acquisition, we can give no assurance that we will be able to:

•	properly maintain and take advantage of the business or value of any acquired business and assets;

•	identify suitable acquisition candidates;

•	complete any additional acquisitions; or

•	integrate any acquired businesses or assets into our operations.

The strain on our management may negatively affect our business and our ability to execute our business strategy.

      Changes to our business and customer base have placed a strain on management and operations. Previous expansion had resulted in substantial growth in the number of our employees, the scope of our operating and financial systems and the geographic area of our operations, resulting in increased responsibility for management personnel. Our restructuring activities in recent years and our acquisitions of Indus Utility Systems, Inc., or “IUS,” and Wishbone have recently placed additional demands on management. In connection with our restructuring activities and our acquisitions of IUS and Wishbone, we will be required to effectively manage our operations, improve our financial and management controls, reporting systems and procedures on a timely basis, and to train and manage our employee work force. There can be no assurance that we will be able to effectively manage our operations and failure to do so would have a material adverse effect on our business, operating results, and financial condition.

The market for our products is highly competitive, and we may be unable to maintain or increase our market share.

      Our success depends, in part, on our ability to develop more advanced products more quickly and less expensively than our existing and potential competitors and to educate potential customers on the benefits of licensing our products. Some of our competitors have substantially greater financial, technical, sales, marketing, and other resources, as well as greater name recognition and a larger customer base than us, which may allow them to introduce products with more features, greater functionality, and lower prices than our products. These competitors could also bundle existing or new products with other, more established products in order to effectively compete with us.

      Increased competition is likely to result in price reductions, reduced gross margins, and loss of sales volume, any of which could materially and adversely affect our business, operating results, and financial condition. Any material reduction in the price of our products would negatively affect our gross revenues and could have a material adverse effect on our business, operating results, and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors, and if we fail to do so we may be unable to maintain or increase or market share.

If we don’t respond to rapid technological change and evolving industry standards, we will be unable to compete effectively.

      The industries in which we participate are characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements, and frequent new product introductions and enhancements. The introduction of products embodying new technologies, the emergence of new standards or changes in customer requirements could render our existing products obsolete and unmarketable. As a result, our success will depend in part upon our ability to enhance our existing software solutions, expand our products offerings through development or acquisition, and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements, and achieve customer acceptance. There can be no assurance that any future enhancements to existing products or new products developed or acquired by us will achieve customer acceptance or will adequately address the changing needs of the marketplace. There can also be no assurance that we will be successful in developing, acquiring, and marketing new products or enhancements to our existing products that incorporate new technology on a timely basis.

Our growth depends upon the successful development of our direct and indirect sales channels.

      We believe that our future growth also will depend on developing and maintaining successful strategic relationships or partnerships with systems integrators and other technology companies. One of our strategies is to continue to increase the proportion of customers served through these indirect channels. Our inability to partner with other technology companies and qualified systems integrators could adversely affect our results of operations. Because lower unit prices are often charged on sales made through indirect channels, increased indirect sales could reduce our average selling prices and result in lower gross margins. As indirect sales increase, our direct contact with our customer base could decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction, and recognizing emerging customer requirements. In addition, sales of our products through indirect channels may reduce our service revenues, as the third-party systems integrators reselling our products provide these services. Further, when third-party integrators install our products and train customers to use our products, it could result in incorrect product installation, failure to properly train the customer, or general failure of an integrator to satisfy the customer, which could have a negative effect on our relationship with the integrator and the customer. Such problems could damage our reputation and the reputation of our products and services. In addition, we may face additional competition from these systems integrators and third-party software providers who develop, acquire, or market products competitive with our products.

      Our strategy of marketing our products directly to customers and indirectly through systems integrators and other technology companies may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different systems integrators target the same customers, systems integrators may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with systems integrators or hurt our ability to attract new systems integrators to market our products.

If we fail to comply with laws or government regulations, we may be subject to penalties and fines.

      We are not directly subject to regulation by any governmental agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations addressing the products and services we provide. We do, however, license our products and provide services, from time to time, to the government, government agencies, and government contractors and to other customers that are in industries regulated by the government. As a result, our operations, as they relate to our relationships with governmental entities and customers in regulated industries, are governed by certain laws and regulations. These laws and regulations are subject to change without notice to us. In some instances, compliance with these laws and regulations may be difficult or costly, which may negatively affect our business and results of operations. In addition, if we fail to comply with these laws and regulations, we may be subject to significant penalties and fines that could materially negatively affect our business, results of operations, and financial position.

If we are unable to expand our international operations, our operating results and financial condition could be materially and adversely affected.

      International revenue (from sales outside the United States) accounted for approximately 21% of total revenue for the fiscal year ended March 31, 2004, and 29% of total revenue for the six months ended September 30, 2004. We maintain an operational presence and have established support offices in the United Kingdom, Canada, Australia, France, and Japan. We expect international sales to continue to be a material component of our business. However, there can be no assurance that we will be able to maintain or increase international market demand for our products. In addition, international expansion may require us to establish additional foreign operations and hire additional personnel. This may require significant management attention and financial resources and could adversely affect our operating margins. To the extent we are unable to expand foreign operations in a timely manner, our growth, if any, in international sales will be limited, and our business, operating results, and financial condition could be materially and adversely affected.

Exchange rate fluctuations between the U.S. Dollar and other currencies in which we do business may result in currency transaction losses.

      At September 30, 2004, a significant portion of our cash was held in British Pounds or other foreign currencies (Australian Dollars, Canadian Dollars, Euros, and Japanese Yen). In the future, we may need to exchange some of the cash held in British Pounds, or other foreign currencies, to U.S. Dollars. We do not engage in hedging transactions, and an unfavorable foreign exchange rate at the time of conversion to U.S. Dollars would adversely affect the net fair value of the foreign denominated cash upon conversion.

The success of our international operations is subject to many uncertainties.

      Our international business also involves a number of additional risks, including:

•	lack of acceptance of localized products;

•	cultural differences in the conduct of business;

•	longer accounts receivable payment cycles;

•	greater difficulty in accounts receivable collection;

•	seasonality due to the annual slow-down in European business activity during the third calendar quarter;

•	unexpected changes in regulatory requirements and withholding taxes that restrict the repatriation of earnings;

•	tariffs and other trade barriers;

•	the burden of complying with a wide variety of foreign laws; and

•	negative effects relating to hostilities, war or terrorist acts.

      To the extent profit is generated or losses are incurred in foreign countries, our effective income tax rate may be materially and adversely affected. In some markets, localization of our products will be essential to achieve market penetration. We may incur substantial costs and experience delays in localizing our products, and there can be no assurance that any localized product will ever generate significant revenues. There can be no assurance that any of the factors described herein will not have a material adverse effect on our future international sales and operations and, consequently, our business, operating results, and financial condition.

We have only limited protection of our proprietary rights and technology.

      Our success is heavily dependent upon our proprietary technology. We rely on a combination of the protections provided under applicable copyright, trademark and trade secret laws, confidentiality procedures, and license arrangements to establish and protect our proprietary rights. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors, and corporate partners, and license agreements with respect to our software, documentation, and other proprietary information. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to reverse engineer or obtain and use information that we regard as proprietary, to use our products or technology without authorization, or to develop similar technology independently. Moreover, the laws of some countries do not protect our proprietary rights to the same extent as do the laws of the United States. Furthermore, we have no patents and existing copyright laws afford only limited protection. We license source code for certain of our products and providing such source code may increase the likelihood of misappropriation or other misuses of our intellectual property. Accordingly, there can be no assurance that we will be able to protect our proprietary software against unauthorized third-party copying or use, which could adversely affect our competitive position.

We may not be successful in avoiding claims that we infringe other’s proprietary rights.

      We are not aware that any of our products, including the products we acquired in the IUS and Wishbone acquisitions, infringe the proprietary rights of third parties. There can be no assurance, however, that a third-party will not assert that our technology violates its patents or other proprietary rights in the future. Any such claims, with or without merit, can be time consuming and expensive to defend or could require us to enter into royalty and license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, operating results, and financial condition.

As a result of our lengthy sales cycle and the large size of our typical orders from new customers, any delays we experience will affect our operating results.

      The purchase of our software products by a customer generally involves a significant commitment of capital over a long period of time, with the risk of delays frequently associated with large capital expenditures procedures within an organization, such as budgetary constraints and internal approval review. During the sales process, we may devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, and experience significant delays over which we will have no control. Any such delays in the execution of orders have caused, and may in the future cause, material fluctuations in our operating results.

Customer claims, whether successful or not, could be expensive and could harm our business.

      The sale and support of our products may entail the risk of product liability claims. Our license agreements typically contain provisions designed to limit exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in such license agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. A successful product liability claim brought against us relating to our product or third-party software embedded in our products could have a material adverse effect upon our business, operating results, and financial condition.

      We maintain performance bonds, directly and indirectly, in accordance with certain customer contracts, some of which are collateralized by letters of credit supported by restricted cash. A failed implementation or a significant software malfunction leading to payment under one or more of these bonds, could adversely affect our liquidity.

Additional shares have recently become eligible for sale, and significant sales of such shares could result in a decrease in the price of our common stock.

      The market price of our common stock could drop as a result of sales of large numbers of shares in the market, or the perception that such sales could occur. On August 24, 2004, Warburg Pincus sold 14,587,544 shares of our common stock to the Selling Stockholders, and we agreed to register these shares with the Commission for resale without restriction. We have filed the registration statement to register these shares, of which this prospectus is a part, with the Commission. When the registration statement becomes effective, these 14,587,544 shares will be freely tradable. Additionally, on February 9, 2004 we completed a private placement of 5.0 million shares of our common stock and agreed to register these shares for resale without restriction with the Commission. The registration statement to register these shares for resale was declared effective by the Commission on April 12, 2004, and these shares are freely transferable without restriction. Since there is minimal trading volume in our common stock, stockholders, including the Selling Stockholders, wishing to sell even small numbers of shares could have a negative impact on the price of our common stock. If the holders of significant amounts of our common stock, including the Selling Stockholders and those stockholders who acquired shares of our common stock in connection with these private placements, desire to sell their shares, our stock price would be materially, negatively affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, as well as documents incorporated herein by reference, may contain forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect management’s current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of phrases and expressions such as “anticipate,” “believe,” “expect,” “foresee,” “intend,” “likely,” “plan,” “will” or other similar words or phrases. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our expectations or projections. These risks include, but are not limited to, projected growth in the emerging service delivery management market, market acceptance of our service delivery management strategy, current market conditions for our products and services, our ability to achieve growth in our asset suite and customer suite offerings, market acceptance and the success of our new products and enhancements and upgrades to our existing products, the success of our product development strategy, our competitive position, our ability to establish and retain partnership arrangements, our ability to develop our indirect sales channels, the successful integration of the acquisition of Wishbone including the challenges inherent in diverting our management’s attention, our ability to realize anticipated or any synergies or cost-savings from the Wishbone acquisition, changes in our executive management team, uncertainty relating to and the management of personnel changes, the ability to realize the anticipated benefits of our recent restructurings, timely development and introduction of new products, releases, and product enhancements, current economic conditions, heightened security and war or terrorist acts in countries of the world that affect our business, and other risks identified from time-to-time in this prospectus and in our Commission filings that we incorporate herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of their respective dates. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

SELLING STOCKHOLDERS

      On August 24, 2004, our largest stockholder, Warburg, Pincus Investors, L.P., through Warburg, Pincus Investors Liquidating Trust, sold 14,587,544 shares of common stock to the Selling Stockholders pursuant to the terms of a Securities Purchase Agreement dated August 19, 2004, among Warburg, Pincus Investors, L.P., Warburg, Pincus Investors Liquidating Trust, the Selling Stockholders, and us. In the Securities Purchase Agreement, we agreed to file a registration statement with the Commission to register the shares held by the Selling Stockholders for resale. This prospectus is a part of that registration statement.

      The following table sets forth:

•	the name of each of the Selling Stockholders,

•	the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering and being offered hereby,

•	the number of shares of common stock beneficially owned by each Selling Stockholder following this offering, and

•	the approximate percentage of beneficial ownership following this offering.

				Approximate
				Percentage of
	Shares Beneficially	Shares	Shares Beneficially	Beneficial Ownership
	Owned Prior to	Being	Owned Following	Following the
Selling Stockholder	the Offering(1)(2)	Offered	the Offering	Offering

TCMP[3] Partners(3)	100,000	100,000	—	—
RFJM Partners, LLC(4)	125,000	125,000	—	—
SRG Capital, LLC(5)	160,000	160,000	—	—
Wynnefield Partners Small Cap Value, LP I(6)	60,000	60,000	—	—
Wynnefield Partners Small Cap Value, LP(6)	52,000	52,000	—	—
Wynnefield Small Cap Value Offshore Fund, Ltd.(6)	38,000	38,000	—	—
Cranshire Capital LP(7)	200,000	200,000	—	—
Solar Group S.A.(8)	50,000	50,000	—	—
Straus-GEPT Partners, LP(9)	200,000	200,000	—	—
Straus Partners, LP(9)	300,000	300,000	—	—
Graham Partners L.P.(10)	1,000,000	1,000,000	—	—
Cordillera Fund, L.P.(11)	500,000	500,000	—	—
Silver Creek Partners, LP(12)	200,000	200,000	—	—
Knott Partners, L.P.(13)	1,255,000	872,000	383,000	1.53
Matterhorn Offshore Fund, Ltd.(13)	932,300	648,000	284,300	1.53
CommonFund Hedged Equity Company(13)	158,400	110,800	47,600	1.53
Shoshone Partners, LP(13)	445,500	309,600	135,900	1.53
Anno L.P.(13)	37,200	25,900	11,300	1.53
Good Steward Trading Company SPC(13)	48,500	33,700	14,800	1.53
Marquis Capital Management(14)	50,000	50,000	—	—
Executive Technology, L.P.(15)	27,600	27,600	—	1.12

				Approximate
				Percentage of
	Shares Beneficially	Shares	Shares Beneficially	Beneficial Ownership
	Owned Prior to	Being	Owned Following	Following the
Selling Stockholder	the Offering(1)(2)	Offered	the Offering	Offering

Leaf Offshore Investment Fund, LTD(15)	313,500	95,000	218,500	1.12
Sci-Tech Investment Partners, L.P.(15)	111,800	111,800	—	1.12
SG Partners, L.P.(15)	638,700	217,600	421,100	1.12
Crown Investment Partners, LP(16)	250,000	55,000	195,000	*
PCM Partners LP II(17)	300,000	200,000	100,000	*
Truk International Fund, LP(18)	7,000	7,000	—	—
Truk Opportunity Fund, LLC(18)	93,000	93,000	—	—
Shannon River Partners II, LP(19)	90,000	90,000	—	—
Shannon River Partners, LP(19)	60,000	60,000	—	—
OGI Associates LLC(20)	250,000	250,000	—	—
Ellen Unterberg Celli	65,000	65,000	—	—
Ellen U. Celli, Emily U. Satloff, Trustee, T.I. Unterberg Grandchildren’s Trust 4/26/93(21)	80,000	80,000	—	—
Thomas I. Unterberg, Trustee, Emily U. Satloff Trust 3/25/93(21)	75,000	75,000	—	—
Thomas I. Unterberg, Trustee, Ellen Unterberg Celli Family Trust 3/25/93(21)	75,000	75,000	—	—
Thomas I. Unterberg(21)	325,000	325,000	—	—
Marjorie & Clarence Unterberg Foundation Inc.(21)	160,000	160,000	—	—
Declaration of Trust DTD 8/7/96 by Thomas I. Unterberg(21)	25,000	25,000	—	—
Ann Unterberg(21)	10,000	10,000	—	—
Seneca Capital International LTD(22)	679,200	679,200	—	—
Seneca Capital LP(22)	320,800	320,800	—	—
J.M. Hull Associates, LP(23)	600,000	600,000	—	—
NFS/ FMTC IRA FBO Mel S. Lavitt(24)	23,500	20,000	3,500	*
Wendy Lavitt	40,000	40,000	—	—
Mel Lavitt d/b/a Park City Investments(24)	103,500	40,000	63,500	*
Marshall & Ilsley Trust Company NA, as custodian for Allen R. Freedman(25)	505,600	505,600	—	—
Marshall & Ilsley Trust Company NA, as custodian for Allen R. Freedman(25)	220,000	220,000	—	—

				Approximate
				Percentage of
	Shares Beneficially	Shares	Shares Beneficially	Beneficial Ownership
	Owned Prior to	Being	Owned Following	Following the
Selling Stockholder	the Offering(1)(2)	Offered	the Offering	Offering

Marshall & Ilsley Trust Company NA, as custodian for Freedman Irrevocable Trust FBO Jonah Brick Freedman(26)	11,200	11,200	—	—
Marshall & Ilsley Trust Company NA, as custodian for Seth D. Freedman(27)	140,000	140,000	—	—
Marshall & Ilsley Trust Company NA, as custodian for Freedman Irrevocable Trust FBO Sarah Isabelle Freedman(28)	11,200	11,200	—	—
Marshall & Ilsley Trust Company NA, as custodian for Evan B. Freedman(29)	152,000	152,000	—	—
Marshall & Ilsley Trust Company NA, as custodian for Judith B. Freedman(30)	72,000	72,000	—	—
Marshall & Ilsley Trust Company NA, as custodian for Alta Rose Freedman Irrevocable Minor’s Trust(31)	8,000	8,000	—	—
Shea Ventures, LLC(32)	1,000,000	1,000,000	—	—
Steve Rizzone and Mashid Rizzone(33)	160,000	150,000	10,000	*
Falmouth Capital(34)	40,000	40,000	—	—
Stuart Schapiro
Money Purchase
Plan(35)	15,000	15,000	—	—
Lewis Rabinowitz(36)	25,000	25,000	—	—
UT Technology Partners I, L.P.(37)	969,700	400,000	569,700	1.24
UT Technology Partners II, L.P.(37)	153,833	65,000	88,833	1.24
UT Technology Fund, LTD(38)	86,500	35,000	51,500	1.24
MAIG Partners L.P.(39)	60,000	50,000	10,000	*
C.E. Unterberg, Towbin Capital Partners I, L.P.(40)	1,133,333	800,000	333,333	*
Andrew Arno(41)	83,334	50,000	33,334	*
Elizabeth Arno(41)	83,333	50,000	33,333	*
Andrew Arno ACF Jesse Benjamin Arno UGMA/ NY(41)	35,000	25,000	10,000	*
Andrew Arno ACF Matthew Arno U/NY/UGMA(41)	35,000	25,000	10,000	*
Charles A. DeBare(41)	83,727	50,000	33,727	*
Mary A DeBare(41)	83,727	50,000	33,727	*
FNY Securities Associates II, LP(42)	52,585	13,000	39,585	1.89

				Approximate
				Percentage of
	Shares Beneficially	Shares	Shares Beneficially	Beneficial Ownership
	Owned Prior to	Being	Owned Following	Following the
Selling Stockholder	the Offering(1)(2)	Offered	the Offering	Offering

FNY Securities Associates, LP(42)	271,415	68,000	203,415	1.89
BGI Equity Hedge Fund III(42)	96,000	24,000	72,000	1.89
P.A.W. Offshore Fund, Ltd.(42)	500,000	150,000	350,000	1.89
P.A.W. Partners, LP(43)	500,000	150,000	350,000	1.89
P.A.W. Long Term Partners, LP(43)	95,000	95,000	—	1.89
Contra Offshore Partners, Ltd.(44)	937,544	937,544	—	—
Kensington Partners, L.P.(45)	188,145	188,145	—	—
Peter Orthwein	2,700	2,700	—	—
Bald Eagle Fund, LTD.(45)	9,155	9,155	—	—
Kimberly Moskowitz(46)	20,000	20,000	—	—
NFS/FMTC Rollover IRA FBO: Robert Matluck(47)	25,000	25,000	—	—
Victus Capital, LP(48)	50,000	50,000	—	—
Victus Capital Master Fund(48)	50,000	50,000	—	—
Gregory Dukat(49)	50,000	50,000	—	—
David Neal(50)	30,000	30,000	—	—
Jon Howard Thistlewood(51)	8,000	8,000	—	—
Steven C. Roth(52)	10,000	10,000	—	—

*	Less than 1%.

(1)	All share ownership information was provided to us by the Selling Stockholders.

(2)	Assumes that all of the shares offered by the Selling Stockholders hereby are sold and that the Selling Stockholders buy or sell no additional shares of common stock prior to the completion of this offering.

(3)	Steven Slawson and Walter Schenker are the principals and general partners of the Selling Stockholder and exercise shared voting control and dispositive power over these securities.

(4)	Jeffrey Markowitz and Richard Friedman are the principals and managing members of the Selling Stockholder and exercise shared voting control and dispositive power over these securities.

(5)	Edwin Macabe and Tai May Lee are employees of the Selling Stockholder and exercise shared voting control and dispositive power over these securities. The Selling Stockholder is an affiliate of Gerber Asset Management and XTF Market Making, LLC, each a registered broker dealer.

(6)	Nelson Obus and Spencer Waxman are the managing member and portfolio manager, respectively, of the Selling Stockholder and exercise shared voting control and dispositive power over these securities.

(7)	Mitchell P. Kopin is the president of Downsview Capital, Inc., which is the general partner of the Selling Stockholder. Mr. Kopin exercises voting control and dispositive power over these securities.

(8)	James Todd exercises sole voting control and dispositive power over these securities.

(9)	Melville Straus is the managing principal of the Selling Stockholder and exercises voting control and dispositive power over these securities.

(10)	Harold W. Berry and Monica Graham are the portfolio manager and general partner, respectively, of the Selling Stockholder and exercise shared voting control and dispositive power over these securities.

(11)	James P. Andrew and Stephen J. Carter are the co-Chief Executive Officers of the Selling Stockholder and exercise shared voting control and dispositive power over these securities.

(12)	James Cook is the general partner of the Selling Stockholder and exercises voting control and dispositive power over these securities.

(13)	David Knott exercises sole voting control and dispositive power over these securities.

(14)	Mark Goldstein is the managing partner of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(15)	Seymour Goldblatt is the president of S Squared Technology Corp, which is the general partner of the Selling Stockholder. Mr. Goldblatt exercises sole voting control and dispositive power over these securities.

(16)	Chris H. Pauli is the managing member of The Crown Advisors, LLC, the general partner of the Selling Stockholder. Mr. Pauli exercises sole voting control and dispositive power over these securities.

(17)	Candace King Weir is the portfolio manager and the general partner of the Selling Stockholder and exercises sole voting control and dispositive power over these securities. The selling stockholder is an affiliate of C.L. King Associates, a registered broker-dealer.

(18)	Michael E. Fein and Stephen E. Saltzstein are the principals of the Selling Stockholder and exercise shared voting control and dispositive power over these securities.

(19)	Spencer Waxman is the general partner of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(20)	George Weiss is the managing member of the Selling Stockholder and exercises sole voting control and dispositive power over these securities. The Selling Stockholder is an affiliate of George Weiss Associates, Inc. and George Weiss & Co. LLC, each a registered broker-dealer.

(21)	The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(22)	Doug Hirsch is the managing member of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(23)	James Mitchell Hull is the general partner of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(24)	Mel Lavitt exercises sole voting control and dispositive power over these securities. The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(25)	Allen Freedman was elected to the Board of Directors of the Company at the Company’s annual meeting held on October 25, 2004 and exercises sole voting control and dispositive power over these securities.

(26)	Jonah Brick Freedman exercises sole voting control and dispositive power over these securities.

(27)	Seth D. Freedman exercises sole voting control and dispositive power over these securities.

(28)	Sarah Isabelle Freedman exercises sole voting control and dispositive power over these securities.

(29)	Evan B. Freedman exercises sole voting control and dispositive power over these securities.

(30)	Judith Freedman exercises sole voting control and dispositive power over these securities.

(31)	Alta Rose Freedman exercises sole voting control and dispositive power over these securities.

(32)	Edmund H. Shea, Jr. is the manager of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(33)	Steve Rizzone and Mashid Rizzone hold these securities as joint tenants in common and exercise voting control and dispositive power over these securities.

(34)	Lawrence Zalil is the president of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(35)	Stuart Schapiro exercises sole voting control and dispositive power over these securities.

(36)	The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(37)	James W. Weil and John McErlean are the portfolio manager and the senior trader, respectively, for the Selling Stockholder. Mr. Weil and Mr. McErlean exercise shared voting control and dispositive power over these securities. The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(38)	James W. Weil is the portfolio manager of the investment manager of the Selling Stockholder and John McErlean is the trader for the Selling Stockholder. Mr. Weil and Mr. McErlean exercise shared voting control and dispositive power over these securities. The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(39)	Harvey Moskowitz and Jeffrey Moskowitz are the general partners of the Selling Stockholder and exercise shared voting control and dispositive power over these securities. The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(40)	Thomas I. Unterberg and Michelle O’Connor are the senior portfolio manager and the co-portfolio manager, respectively, for the Selling Stockholder and exercise shared voting control and dispositive power over these securities. The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(41)	The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(42)	Peter A. Wright is the agent of the investment advisor to the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(43)	Peter A. Wright is a member of the general partner of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(44)	Russell M. Sarachek is the managing member of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(45)	Richard Keim is the general partner of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(46)	The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(47)	Robert Matluck exercises sole voting control and dispositive power over these securities. The Selling Stockholder is an affiliate of C.E. Unterberg, Towbin, a registered broker-dealer.

(48)	Richard Han is the portfolio manager of the Selling Stockholder and exercises sole voting control and dispositive power over these securities.

(49)	Gregory Dukat is the Chief Executive Officer, President and a director of the Company and exercises sole voting control and dispositive power over these securities. Mr. Dukat has served as Chief Executive Officer and a director of the Company since February 2004. Mr. Dukat joined the Company in September 2002 as Executive Vice President of Worldwide Operations to lead the Company’s global sales and marketing efforts and was promoted to President and Chief Operating Officer in August 2003 with responsibility for sales, marketing, customer service, product strategy, and product development functions. From September 2001 to April 2002, Mr. Dukat was the chief executive officer of 180 Commerce, Inc., a startup reverse supply chain enterprise software company. From October 1989 to September 2001, Mr. Dukat held multiple positions, most recently as Vice President and General Manager for J.D. Edwards & Company, which developed and sold ERP solutions.

(50)	David Neal is the Senior Vice President of Commercial and APAC (Asia-Pacific) of the Company and exercises sole voting control and dispositive power over these securities. Mr. Neal joined Indus in October 2002 as a Vice President of Sales. From August 2001 to September 2002, Mr. Neal was Vice President Western Area for Watchfire, a provider of enterprise based website management. From June 2000 to August 2001, Mr. Neal was Director of the West Area for Click Commerce, a provider of web- based enterprise channel management software. From March 1986 to April 2000, Mr. Neal held multiple sales positions, most recently as Vice President and General Manager, West Area, for J.D. Edwards & Company, which developed and sold ERP solutions.

(51)	Jon Howard Thistlewood is the Vice President and Managing Director, EMEA (Europe, Middle East and Africa) of the Company and exercises sole voting control and dispositive power over these securities. Mr. Thistlewood joined Indus in January 2003 as the Vice President of Alliances. From May 2002 to December, 2002, Mr. Thistlewood was a sales representative for Temposoft, which developed and marketed human resource management software. From May 2001 to February 2002, Mr. Thistlewood was the Vice President of Sales for Velant, Inc. a start-up company that developed and marketed transportation planning as a managed service. From September 1997 to May 2001, Mr. Thistlewood held several positions, most recently as Business Unit Director, Southeast, for J.D. Edwards & Company, which developed and sold ERP solutions.

(52)	Steven C. Roth is the Vice President of Marketing of the Company and exercises sole voting control and dispositive power over these securities. Steven Roth joined Indus as Vice President of Marketing in November 2000. He has responsibility for both corporate and product marketing. For ten years prior to joining Indus, Mr. Roth served as managing director of Solaronics International, a division of Solaronics Process S.A.

PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility (including, without limitation, the Nasdaq National Market and the over-the-counter market) on which the shares are traded or in private transactions, subject to applicable law. These sales may be public or private at prices prevailing in such market, fixed prices, or prices negotiated at the time of sale. The shares may be sold by the Selling Stockholders directly to one or more purchasers, through agents designated from time to time, or to or through broker-dealers designated from time to time. In the event the shares are publicly offered through broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. The Selling Stockholders may, subject to applicable law, also use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales by broker-dealers of a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this Prospectus, or under an amendment to this Prospectus, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

      The Selling Stockholders also may transfer the shares in other circumstances, in which case the transferees, pledges, or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The Selling Stockholders and the broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts and any commissions received by such broker-dealers or agents and any profit on the sale of the shares purchased by them and any discounts or commissions might be deemed to be underwriting discounts or commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, us. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed which will set forth the aggregate number of shares being offered and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, and any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholders. Each Selling Stockholder has purchased the shares of our common stock in the ordinary course of business, and at the time the Selling Stockholder purchased the shares of our common stock, it was not a party to any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares.

      In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of shares offered hereby must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations. We are required to pay all fees and expenses incident to the registration of the shares; provided, that the Selling Stockholders are required, severally and not jointly, to pay all underwriting fees and discounts, selling commissions, brokerage fees, and stock transfer taxes applicable to shares sold by such Selling Stockholders hereby. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

      The Selling Stockholders have represented to us that they have not taken, and do not presently plan to take, directly or indirectly, any action designed to or which might reasonably be expected to cause, or result in, or which had constituted, under the Securities Exchange Act of 1934, as amended, the stabilization or manipulation of the price of any of our securities to facilitate the sale or resale of the shares offered hereby. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any such securities or any right to purchase such securities for a period of one business day before and after completion of his or her participation in the distribution. During this period, Rule 104 under Regulation M prohibits the Selling Stockholders or any other person engaged in the distribution from engaging in any stabilizing bid or purchasing of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering or reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

LEGAL MATTERS

      Alston & Bird LLP has passed upon the validity of the shares of common stock being offered under this prospectus.

EXPERTS

      The consolidated financial statements of Indus International, Inc. appearing in Indus International, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the reporting requirements of the Exchange Act and in accordance with its requirements file annual, quarterly, and current reports, proxy statements, and other information with the Commission. These reports, proxy statements, and other information may be obtained:

•	At the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

•	From the Public Reference Room of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

•	At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

•	From the internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission.

      Some locations may charge prescribed rates or modest fees for copies. For more information on the Commission’s Public Reference Room, call the Commission at 1-800-SEC-0330.

      We filed with the Commission a registration statement on Form S-3, which contains this prospectus, under the Securities Act to register with the Commission the shares of our common stock offered by this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by us (File No. 0-22993) are hereby incorporated by reference into this Prospectus except as otherwise noted:

(1) our Annual Report on Form 10-K for the fiscal year ended March 31, 2004;

(2) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004;

(3) our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

(4) the description of our common stock contained in our Registration Statement on Form S-4 as filed with the Commission on August 7, 1997; and

(5) our Current Reports on Form 8-K dated May 11, 2004, June 15, 2004, August 17, 2004, August 20, 2004, September 14, 2004, October 6, 2004, October 27, 2004 and October 29, 2004.

      Information included by us in Current Reports on Form 8-K under Item 9 or Item 12 and Item 2.02 or Item 7.01 of the recently adopted rules regarding Current Reports on Form 8-K thereof is expressly not incorporated by reference herein.

      All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents.

      Any statement contained herein, in any amendment or supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein in any amendment or supplement hereto or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

      We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to Adam V. Battani, Indus International, Inc., 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

Registration fee to Securities and Exchange Commission	$2,754
Accounting fees and expenses	$10,000
Legal fees and expenses	$10,000
Printing and Engraving	$2,500
Miscellaneous expenses	$1,000

Total	$26,254

      The foregoing items, except for the registration fee to the Commission, are estimated.

      The Company has agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Stockholders.

Item 15.	Indemnification of Directors and Officers

      The Company’s Certificate of Incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company’s Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the Delaware General Corporation Law. The Company currently has secured such insurance on behalf of its officers and directors.

Item 16.	Exhibits

      The following exhibits are filed as part of this registration statement:

Exhibit
Number		Description of Exhibits

*5		Opinion of Alston & Bird LLP
*23	.1	Consent of Alston & Bird LLP (included in Exhibit 5)
23.2		Consent of Ernst & Young LLP
24		Powers of Attorney (included on signature page).
99		Securities Purchase Agreement dated as of August 19, 2004, by and among Warburg, Pincus Investors, L.P., Warburg, Pincus Investors Liquidating Trust, the Company and each of the Purchasers listed on Schedule A attached to the Securities Purchase Agreement (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K dated August 20, 2004)

*	Previously filed.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, the financial statements required pursuant to this paragraph (a)(4) and other information necessary to insure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new

Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 4, 2004.

INDUS INTERNATIONAL, INC.

By:	/s/ GREGORY J. DUKAT

Gregory J. Dukat
Chief Executive Officer and President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Dukat and Thomas W. Williams, and each of them, with the power to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file any of the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GREGORY J. DUKAT Gregory J. Dukat	Chief Executive Officer, President and Director (principal executive officer)	November 4, 2004

/s/ THOMAS W. WILLIAMS Thomas W. Williams	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 4, 2004

/s/ THOMAS R. MADISON* Thomas R. Madison	Chairman of the Board	November 4, 2004

/s/ GAYLE A. CROWELL* Gayle A. Crowell	Director	November 4, 2004

/s/ ALLEN R. FREEDMAN Allen R. Freedman	Director	November 4, 2004

Signature		Title	Date

/s/ C. FREDERICK LANE* C. Frederick Lane		Director	November 4, 2004

/s/ DOUGLAS S. MASSINGILL* Douglas S. Massingill		Director	November 4, 2004

/s/ FREDERICK J. SCHWAB* Frederick J. Schwab		Director	November 4, 2004

/s/ THOMAS E. TIMBIE* Thomas E. Timbie		Director	November 4, 2004

*By:	/s/ GREGORY J. DUKAT Gregory J. Dukat Attorney-in-Fact